Exhibit 99.1

Vaxart Announces $10.0 Million Registered Direct Offering Priced At-the-Market

SOUTH SAN FRANCISCO, Calif.-- (BUSINESS WIRE) February 27, 2020 -- Vaxart, Inc., a clinical-stage biotechnology company developing oral recombinant vaccines that are administered by tablet rather than by injection, today announced that it has entered into definitive agreements with several institutional investors for the issuance and sale of 4,000,000 shares of its common stock and warrants to purchase up to 2,000,000 shares of its common stock, at a combined purchase price of $2.50 per share and associated warrant, for aggregate gross proceeds of $10.0 million, in a registered direct offering priced at-the-market under Nasdaq rules.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The warrants will have an exercise price of $2.50 per share and exercise period commencing immediately upon issuance and a term of five years.

The offering is expected to close on or about March 2, 2020, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from this offering to support the clinical and preclinical development of its product candidates, to conduct clinical trials, and for general corporate and working capital purposes.

The securities described above are being offered and sold by the Company pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-228910), including a base prospectus, previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on March 15, 2019. The offering of the securities is being made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and an accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Electronic copies of the prospectus supplement and the accompanying base prospectus may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at 646-975-6996 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Vaxart

Vaxart is a clinical-stage biotechnology company focused on developing oral recombinant protein vaccines based on its proprietary oral vaccine platform. Vaxart’s vaccines are designed to generate broad and durable immune responses that protect against a wide range of infectious diseases and may also be useful for the treatment of chronic viral infections and cancer. Vaxart’s vaccines are administered using a convenient room temperature-stable tablet, rather than by injection. Vaxart believes that tablet vaccines are easier to distribute and administer than injectable vaccines and have the potential to significantly increase vaccination rates. Vaxart’s development programs include oral tablet vaccines that are designed to protect against norovirus, seasonal influenza and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV). For more information, please visit www.vaxart.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “believe,” “could,” “potential,” “will” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to the use of proceeds from this offering, Vaxart’s ability to develop and commercialize its product candidates and clinical results and trial data (including plans with respect to the proposed Coronavirus vaccine program); Vaxart’s intention to continue its efforts to advance its oral tablet seasonal flu vaccine; and Vaxart’s expectations with respect to the important advantages it believes its oral vaccine platform can offer over injectable alternatives, particularly for mucosal pathogens such as norovirus, flu and RSV, as well as coronaviruses such as SARS, MERS and the virus that recently emerged in China. Vaxart may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that Vaxart may experience manufacturing issues and delays; and other risks described in the “Risk Factors” sections of Vaxart’s Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts

Brant Biehn
Vaxart Inc
650 550 3500
IR@vaxart.com